Form 424 **(Revised 05/11)** Submit in duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 512 463-5555 FAX: 512/463-5709 **Filing Fee: See instructions**	**Certificate of Amendment**	This space reserved for office use.

Entity Information

The name of the filing entity is:

Mangoceuticals, Inc.

State the name of the entity as currently shown in the records of the secretary of state. If the amendment changes the name of the entity, state the old name and not the new name.

The filing entity is a: (Select the appropriate entity type below.)

- ☒ For-profit Corporation
- ☐ Nonprofit Corporation
- ☐ Cooperative Association
- ☐ Limited Liability Company
- ☐ Professional Corporation
- ☐ Professional Limited Liability Company
- ☐ Professional Association
- ☐ Limited Partnership

The file number issued to the filing entity by the secretary of state is: 0804264096

The date of formation of the entity is: 10/07/2021

Amendments

1. Amended Name

(If the purpose of the certificate of amendment is to change the name of the entity, use the following statement)

The amendment changes the certificate of formation to change the article or provision that names the filing entity. The article or provision is amended to read as follows:

The name of the filing entity is: (state the new name of the entity below)

The name of the entity must contain an organizational designation or accepted abbreviation of such term, as applicable.

2. Amended Registered Agent/Registered Office

The amendment changes the certificate of formation to change the article or provision stating the name of the registered agent and the registered office address of the filing entity. The article or provision is amended to read as follows:

Registered Agent
(Complete either A or B, but not both. Also complete C.)

☐ A. The registered agent is an organization (cannot be entity named above) by the name of:

OR

☐ B. The registered agent is an individual resident of the state whose name is:

First Name	*M.I.*	*Last Name*	*Suffix*

The person executing this instrument affirms that the person designated as the new registered agent has consented to serve as registered agent.

C. The business address of the registered agent and the registered office address is:

Street Address (No P.O. Box)	*City*	*State*	*Zip Code*
		TX	

3. Other Added, Altered, or Deleted Provisions

Other changes or additions to the certificate of formation may be made in the space provided below. If the space provided is insufficient, incorporate the additional text by providing an attachment to this form. Please read the instructions to this form for further information on format.

Text Area (The attached addendum, if any, is incorporated herein by reference.)

☐ **Add** each of the following provisions to the certificate of formation. The identification or reference of the added provision and the full text are as follows:

☒ **Alter** each of the following provisions of the certificate of formation. The identification or reference of the altered provision and the full text of the provision as amended are as follows:

A new paragraph shall be added to the end of Article 6 - Authorized Shares, which shall read as follows:

"Reverse Stock Split of Outstanding Common Stock. Upon the Certificate of Amendment which was filed to include this paragraph of Article 6 becoming effective pursuant to the Texas Business Organizations Code (the "Effective Time"), each **fifteen** shares of Common Stock, either issued and outstanding or held by the corporation as treasury stock, in each case immediately prior to the Effective Time (the "Old Common Stock"), shall be automatically reclassified as and converted into one share of Common Stock (the "New Common Stock"). No fractional shares of the New Common Stock shall be issued in connection with the reverse stock split. To the extent any holders of shares of the Old Common Stock are entitled to fractional shares of the New Common Stock as a result of the Reverse Stock Split, the Company will issue an additional share of New Common Stock to all holders of fractional shares of the Old Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock, shall from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which such shares of Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment. The Reverse Stock Split shall have no effect on the number of authorized shares of capital stock, previously designated series of preferred stock (except to the extent such reverse stock split results in an adjustment to the conversion ratios thereof), or the par value thereof as set forth above in the preceding paragraphs."

☐ **Delete** each of the provisions identified below from the certificate of formation.

Statement of Approval

The amendments to the certificate of formation have been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the entity.

Effectiveness of Filing (Select either A, B, or C.)

A. ☐ This document becomes effective when the document is filed by the secretary of state.

B. ☒ This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is: **October 16, 2024 at 12:01 a.m. Eastern Time**

C. ☐ This document takes effect upon the occurrence of a future event or fact, other than the passage of time. The 90th day after the date of signing is: ______________________

The following event or fact will cause the document to take effect in the manner described below:

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: ____________________

By: Jacob D. Cohen

Signature of authorized person

____

Printed or typed name of authorized person (see instructions)